Exhibit 99.1

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES 2019 FOURTH QUARTER AND

YEAR-END RESULTS

Reports $92.7 Million Net Income in 2019

DeRidder, LA – February 19, 2020 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced results for the fourth quarter and year ended December 31, 2019.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$82,277	$88,837	-7.4%	$332,888	$350,326	-5.0%
Net investment income	8,035	8,056	-0.3%	32,483	30,452	6.7%
Net realized losses on investments, pretax	(53)	(65)	-18.5%	(80)	(1,536)	NM
Net income	34,014	18,806	80.9%	92,690	71,632	29.4%
Diluted earnings per share	$1.76	$0.98	79.6%	$4.80	$3.71	29.4%
Operating net income	32,797	20,711	58.4%	88,994	74,495	19.5%
Operating earnings per share	$1.70	$1.07	58.9%	$4.60	$3.86	19.2%
Book value per share	$22.29	$21.26	4.8%	$22.29	$21.26	4.8%
Net combined ratio	59.6%	81.0%		76.6%	82.9%
Return on average equity	30.3%	17.3%		22.1%	17.2%

G. Janelle Frost, President and Chief Executive Officer, noted, “The current soft market is unique in its challenges given the state of the property and casualty industry. AMERISAFE is a specialist, and our distinctive approach to workers’ compensation produced another year of excellent financial results. We reported a combined ratio of 76.6% and a return on average equity of 22.1% in 2019, the fourth year of workers’ compensation rate declines. For AMERISAFE, less than anticipated average loss severity for prior years offset the impact of lower premiums.”

INSURANCE RESULTS

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)			(in thousands)
Gross premiums written	$70,706	$75,328	-6.1%	$333,460	$351,696	-5.2%

Net premiums earned	82,277	88,837	-7.4%	332,888	350,326	-5.0%
Loss and loss adjustment expenses incurred	33,535	52,055	-35.6%	176,342	204,891	-13.9%
Underwriting and certain other operating costs, commissions, salaries and benefits	14,681	18,979	-22.6%	74,351	81,133	-8.4%
Policyholder dividends	797	858	-7.1%	4,160	4,148	0.3%

Underwriting profit (pre-tax)	$33,264	$16,945	96.3%	$78,035	$60,154	29.7%

Insurance Ratios:
Current accident year loss ratio	72.5%	71.5%		72.5%	71.5%
Prior accident year loss ratio	-31.7%	-12.9%		-19.5%	-13.0%

Net loss ratio	40.8%	58.6%		53.0%	58.5%
Net underwriting expense ratio	17.8%	21.4%		22.3%	23.2%
Net dividend ratio	1.0%	1.0%		1.3%	1.2%

Net combined ratio	59.6%	81.0%		76.6%	82.9%

•

Gross premiums written in the fourth quarter of 2019 decreased by $4.6 million, or 6.1%, compared with the fourth quarter of 2018, primarily due to continued declines in approved loss costs in the states in which we write business. For the full year, gross written premiums decreased by 5.2%.

•	Voluntary premiums on policies written in the quarter were 8.2% lower than the fourth quarter of 2018, and 6.9% lower for the full year.

•

Payroll audits and related premium adjustments increased premiums written by $4.0 million in the fourth quarter of 2019, compared to $2.3 million in the fourth quarter of 2018. For the full year 2019, audits and related premium adjustments added $12.3 million to premiums, compared to $7.3 million in 2018, an increase of $5.0 million.

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•

The current accident year loss ratio for the fourth quarter was 72.5%, unchanged from the first three quarters of 2019, and an increase of 1.0 percentage point from the 71.5% ratio for the full year 2018. During the quarter, the Company experienced favorable net loss reserve development for prior accident years, which reduced loss and loss adjustment expenses by $26.1 million, primarily from accident years 2014 through 2017. For the full year, the company experienced favorable development on prior accident years of $65.0 million, compared with $45.6 million in 2018. The Company attributes its lower claim severities for prior years to benign medical inflation and its claims handling. The Company anticipates that its current accident year loss ratio will be unchanged for 2020, unless there are unforeseen changes in macro conditions.

•

For the quarter ended December 31, 2019, the underwriting expense ratio was 17.8% compared with 21.4% in the same quarter in 2018. The decrease in the expense ratio in the fourth quarter was primarily due to the end of an assessment related to a multiple injury fund, which lowered expenses by $3.5 million. For the year ended December 31, 2019, the underwriting expense ratio was 22.3%, compared with 23.2% in 2018.

•

The effective tax rate for the quarter ended December 31, 2019 was 20.8%, compared with 17.4% for the fourth quarter of 2018. The effective tax rate for the full year 2019 was 19.8% compared with 18.2% for 2018. Both rates increased in the quarter and year end period, due to increased taxable income from stronger underwriting profitability and lower expenses.

INVESTMENT RESULTS

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2019	2018	% Change	2019	2018	% Change
	(in thousands)			(in thousands)
Net investment income	$8,035	$8,056	-0.3%	$32,483	$30,452	6.7%
Net realized losses on investments (pre-tax)	(53)	(65)	-18.5%	(80)	(1,536)	NM
Net unrealized gains (losses) on equity securities (pre-tax)	1,593	(2,347)	NM	4,758	(2,088)	NM
Pre-tax investment yield	2.7%	2.7%		2.8%	2.6%
Tax-equivalent yield (1)	3.1%	3.2%		3.1%	3.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

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•

Net investment income for the quarter ended December 31, 2019, decreased 0.3% to $8.0 million from $8.1 million in the fourth quarter of 2018, due to a slightly smaller investment portfolio. For the full year 2019, net investment income was $32.5 million compared with $30.5 million for 2018, an increase of 6.7%, due to slightly higher yields on fixed income securities.

•	As of December 31, 2019, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

CAPITAL MANAGEMENT

In an accompanying announcement, the Company’s Board of Directors increased the regular quarterly dividend 8% from $0.25 per share to $0.27 per share, payable on March 27, 2020 to shareholders of record as of March 13, 2020.

SUPPLEMENTAL INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands, except share and per share data)
Net income	$34,014	$18,806	$92,690	$71,632
Less:
Net realized losses on investments	(53)	(65)	(80)	(1,536)
Net unrealized gains (losses) on equity securities	1,593	(2,347)	4,758	(2,088)
Tax effect (1)	(323)	507	(982)	761

Operating net income (2)	$32,797	$20,711	$88,994	$74,495

Average shareholders’ equity (3)	$449,472	$434,379	$419,989	$417,593
Less:
Average accumulated other comprehensive income (loss)	12,413	(2,517)	5,690	1,390

Average adjusted shareholders’ equity	$437,059	$436,896	$414,299	$416,203

Diluted weighted average common shares	19,321,394	19,284,923	19,329,238	19,293,082
Return on average equity (4)	30.3%	17.3%	22.1%	17.2%
Operating return on average adjusted equity (2)	30.0%	19.0%	21.5%	17.9%
Diluted earnings per share	$1.76	$0.98	$4.80	$3.71
Operating earnings per share (2)	$1.70	$1.07	$4.60	$3.86

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(1)	The tax effect of net realized losses on investments and net unrealized gains (losses) on equity securities is calculated with an effective tax rate of 21%.
(2)

Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.

(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

CONFERENCE CALL INFORMATION

AMERISAFE has scheduled a conference call for February 20, 2020, at 10:30 a.m. Eastern Time to discuss the results for the quarter and comment on future periods. To participate in the conference call, dial 323-794-2423 (Conference Code 1019192) at least ten minutes before the call begins.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the “Investor Relations Home” page of the “Investors” section of the Company’s website (http://www.amerisafe.com). To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at the same website location.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.

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FORWARD LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements if the underlying assumptions prove to be incorrect or as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to Follow -

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended Decexmber 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$70,706	$75,328	$333,460	$351,696
Ceded premiums written	(2,191)	(2,362)	(8,995)	(9,344)

Net premiums written	$68,515	$72,966	$324,465	$342,352

Net premiums earned	$82,277	$88,837	$332,888	$350,326
Net investment income	8,035	8,056	32,483	30,452
Net realized losses on investments	(53)	(65)	(80)	(1,536)
Net unrealized gains (losses) on equity securities	1,593	(2,347)	4,758	(2,088)
Fee and other income	87	188	321	599

Total revenues	91,939	94,669	370,370	377,753

Expenses:
Loss and loss adjustment expenses incurred	33,535	52,055	176,342	204,891
Underwriting and other operating costs	14,681	18,979	74,351	81,133
Policyholder dividends	797	858	4,160	4,148

Total expenses	49,013	71,892	254,853	290,172

Income before taxes	42,926	22,777	115,517	87,581
Income tax expense	8,912	3,971	22,827	15,949

Net income	$34,014	$18,806	$92,690	$71,632

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Basic EPS:
Net income	$34,014	$18,806	$92,690	$71,632

Basic weighted average common shares	19,263,723	19,223,189	19,248,657	19,208,978
Basic earnings per share	$1.77	$0.98	$4.82	$3.73

Diluted EPS:
Net income	$34,014	$18,806	$92,690	$71,632

Diluted weighted average common shares:
Weighted average common shares	19,263,723	19,223,189	19,248,657	19,208,978
Stock options and restricted stock	57,671	61,734	80,581	84,104

Diluted weighted average common shares	19,321,394	19,284,923	19,329,238	19,293,082

Diluted earnings per share	$1.76	$0.98	$4.80	$3.71

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Investments	$1,125,018	$1,125,490
Cash and cash equivalents	43,813	40,344
Amounts recoverable from reinsurers	95,913	112,006
Premiums receivable, net	157,953	162,478
Deferred income taxes	17,513	21,852
Deferred policy acquisition costs	19,048	19,734
Other assets	33,648	34,027

	$1,492,906	$1,515,931

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$772,887	$798,409
Unearned premiums	140,873	149,296
Insurance-related assessments	22,967	28,258
Other liabilities	125,964	130,206

Shareholders’ equity	430,215	409,762

Total liabilities and shareholders’ equity	$1,492,906	$1,515,931

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